                              CONFIRMING STATEMENT

     This Confirming Statement confirms that the undersigned, James E. Barnes, has authorized and designated each of Linda K. Frauendorfer and Nancy B. Geiser as the undersigned's attorney-in-fact (each an "Attorney-in-Fact") to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S.
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of SigmaTron International, Inc. (Nasdaq: SGMA)
(the "Company").

     Such authority of each Attorney-in-Fact shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing.  The undersigned acknowledges that the Attorneys-in-
Fact are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934, as amended.

Date:  December 18, 2018

                                    /s/ James E. Barnes
                                    -----------------------
                                    James E. Barnes